UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 16, 2006

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Old York Road, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with the resignation of Nicholas S. Schorsch as President, Chief Executive Officer and Vice Chairman of the Board of Trustees of American Financial Realty Trust (the "Registrant"), described in Item 5.02 below, First States Group, L.P. (the "Company"), which is the operating partnership of the Registrant, and Mr. Schorsch have entered into a Separation Agreement (the "Separation Agreement") dated August 16, 2006. The Registrant has guaranteed all the obligations of the Company under the Separation Agreement. A copy of the Separation Agreement is attached hereto as Exhibit 10.1.

Under the Separation Agreement, Mr. Schorsch’s employment with the Company and the Registrant ceased effective August 16, 2006. The Separation Agreement provides for the resolution of all matters with respect to Mr. Schorsch’s employment, including all obligations to Mr. Schorsch under his Employment Agreement with the Company, dated August 30, 2005 (the "Employment Agreement"), the Registrant’s 2006 Long Term-Incentive Plan (the "2006 LTIP"), his outstanding options and restricted stock, and the Registrant’s Supplemental Executive Retirement Plan (the "SERP"). The Separation Agreement also provides for the termination and buy-out of related party leases with the Company. Under the Separation Agreement, no further payments or benefits would be payable to Mr. Schorsch in the event of a change of control of the Registrant.

The Separation Agreement provides for the payment to Mr. Schorsch of $5,444,773, less taxes, in a single lump sum cash payment, in satisfaction of all obligations under the Employment Agreement, and in recognition that a material portion is in consideration of Mr. Schorsch’s confidentiality, non-competition and non-solicitation obligations. It also provides for the payment to Mr. Schorsch of $6,237,000, less taxes, in cash in satisfaction of his forfeiture of all rights under the 2006 LTIP. It further provides that upon his termination of employment, Mr. Schorsch will vest in 94,726 options, exercisable at $10.00 per share, that are otherwise scheduled to vest on September 30, 2006, and will vest in 266,997 previously unvested restricted common shares. Mr. Schorsch has an aggregate of 852,539 unexercised options, exercisable at $10.00 per share, which will remain exercisable for two years.

Under the Separation Agreement and in satisfaction of any obligations under the SERP to Mr. Schorsch, the SERP will terminate and the Company will pay Mr. Schorsch $1,484,974, less taxes, in cash six months after the termination date, resulting in an additional charge of $267,000 to be taken in the third quarter of 2006 over what the Company had already accrued, and will take as a charge in the third quarter, with respect to the vested portion of the SERP. The Company will also fully fund, for an amount of approximately $3,728,000 (inclusive of a tax gross-up), insurance policies with Mr. Schorsch as owner that were previously purchased by the Company as required by the terms of the Employment Agreement.

The Separation Agreement provides for mutual release and mutual non-disparagement by Mr. Schorsch and the Company. Mr. Schorsch is also subject to confidentiality provisions, and an 18 month non-competition and non-solicitation period, under the Separation Agreement. In addition, for six years following his separation, Mr. Schorsch will continue to be covered by directors and officers insurance with respect to his acts or omissions as an officer and trustee of the Company and the Registrant.

Under the Separation Agreement, the Company has also terminated two leases for properties owned by Mr. Schorsch’s family and trusts, by buying out the remaining lease payments for aggregate amounts of $194,045 and $212,563, respectively.

As described in Item 5.02 below, the Registrant has simultaneously announced the appointment of Harold W. Pote, as its President and Chief Executive Officer. The terms of Mr. Pote’s compensation arrangements are described under Item 5.02 below and incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

Under the Separation Agreement described in Item 1.01 above, the Employment Agreement was terminated.

The Employment Agreement had provided, among other things, that if, during its term, Mr. Schorsch’s employment with the Company had been terminated without cause (as defined in the Employment Agreement), then the Company would have been required to pay Mr. Schorsch, in a single lump sum: (i) any salary, bonus and other compensation-related payments related to his period of employment preceding his termination date, including reimbursement for certain expenses and pay in lieu of accrued, but unused, vacation; (ii) the prorated amount of Mr. Schorsch’s corporate and individual performance bonuses at Target level for the year in which the termination occurred; and (iii) the amount equal to Mr. Schorsch’s salary at the rate in effect on the effective date of the termination of his employment, that would have been paid or payable during the five year period immediately following the effective date of his termination (the "Severance Payment"). The Employment Agreement also provided that the Compensation and Human Resources Committee would have the sole discretion to issue fully vested Common Shares in lieu of any restricted share incentive bonus. In addition, all of Mr. Schorsch’s unvested restricted common shares, unvested stock options and unvested interest in the SERP would immediately vest, with Mr. Schorsch given a two-year period in which to exercise all vested stock options. For a five year period, the Registrant would have paid for Mr. Schorsch to participate in healthcare plans to the same extent as during his employment. The Company would have been required to fully fund, including a tax gross-up, insurance policies with Mr. Schorsch as owner that were previously purchased by the Company under the terms of the Employment Agreement. The Severance Payment and the healthcare plan coverage would have been reduced after an 18-month non-competition and non-solicitation period to the extent of compensation earned from other employment thereafter.

If Mr. Schorsch’s employment had been terminated without cause prior to January 1, 2007, then he would have been entitled to continue as an active participant in the 2006 LTIP for 75% of all outstanding Target Units (as described in the Employment Agreement) allocated to him under the plan, with any remaining Target Units to be forfeited. If the termination occurred on or after January 1, 2007, then he would have been entitled to continue as an active participant in the 2006 LTIP for 100% of all outstanding Target Units allocated to him under the plan. Any unvested restricted Common Shares issued under the 2006 LTIP that were held by Mr. Schorsch at the termination date would have become fully vested, with the restrictions on the transfer of any vested Common Shares issued under the 2006 LTIP continuing until the end of the plan’s term.

If his employment was terminated without cause within six months prior to, or two years after, a Change of Control (as defined in the Employment Agreement), then Mr. Schorsch would have been entitled, in lieu of the Severance Payment, to a lump-sum cash payment equal to 2.99 multiplied by the sum of (i) Mr. Schorsch’s average annual base salary for the three calendar year period immediately prior to the date of termination, plus (ii) the average annual cash incentive bonus Mr. Schorsch actually received for the three full fiscal year periods that immediately preceded the date of termination, plus (iii) the average value of any restricted share grants awarded to Mr. Schorsch over the three year period immediately following the date of termination (excluding any restricted shares he may have received under the 2006 LTIP).

If in the case of a change of control transaction, any of the payments described in this Item 1.02 would have been subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then Mr. Schorsch would have been entitled to a full tax gross-up.

The Employment Agreement was previously filed with the Securities and Exchange Commission by the Registrant on November 8, 2005 as Exhibit 10.1 to its Quarterly Report on Form 10-Q.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 16, 2006, Nicholas S. Schorsch resigned as President, Chief Executive Officer and Vice Chairman of the Board of Trustees of the Registrant by mutual agreement with the Board of Trustees, and Harold W. Pote was appointed as President and Chief Executive Officer. Mr. Pote has been an independent member of the Board of Trustees since March 2006. He remains a member of the Board, but has stepped down from the Audit Committee and the Compensation and Human Resources Committee as of August 16, 2006. A brief description of the material terms of the employment agreement between Mr. Pote and the Registrant is set forth below.

From September 2004 to April 2006, Mr. Pote served as Vice Chairman of Retail Financial Services for JPMorgan Chase & Co., where he primarily focused on bank acquisitions. Before assuming this position, Mr. Pote was Executive Vice President and head of Chase Regional Banking from July 2000 to September 2004. Prior to joining JPMorgan Chase & Co., Mr. Pote was a founding partner of The Beacon Group, a private investment partnership that was acquired in July 2000 by Chase Manhattan Corporation (now JPMorgan Chase & Co.). Prior to founding The Beacon Group, Mr. Pote was Chief Executive Officer of First Fidelity Bancorporation.

The Company has agreed to pay Mr. Pote a base salary of $500,000 per year, and a minimum bonus of $500,000 per year, which may be increased at the discretion of the Compensation and Human Resources Committee of the Board of Trustees to $1,000,000 per year. Mr. Pote has been granted 500,000 restricted common shares, vesting one-third each year beginning one year from the date of grant with accelerated vesting upon a change of control.

There is no family relationship between Mr. Pote and any other executive officer or trustee of the Registrant, and there is no arrangement or understanding under which he was appointed. There are no transactions to which the Registrant or any of its subsidiaries is a party and in which Mr. Pote has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Schorsch’s resignation and Mr. Pote’s appointment is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number Exhibit Title

10.1 Separation Agreement, dated August 16, 2006, between First States Group, L.P. and Nicholas S. Schorsch, and guaranteed by the Registrant.

99.1 Press Release, dated August 17, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

August 18, 2006	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement, dated August 16, 2006, between the Registrant and Nicholas S. Schorsch, and guaranteed by the Registrant.
99.1	Press Release, dated August 17, 2006.